                            ARTICLES OF INCORPORATION

                                       OF

                            FRISBY TECHNOLOGIES, INC.

         The undersigned, being of the age of eighteen (18) years or more, does hereby make and acknowledge these Articles of Incorporation for the purpose of forming a business corporation under and by virtue of the laws of the State of North Carolina:

                                    ARTICLE I

         The name of the corporation is FRISBY TECHNOLOGIES, INC.

                                   ARTICLE II

         The period of duration of the corporation is perpetual.

                                   ARTICLE III

         The corporation is organized to engage in any lawful act or activity for which corporations may be organized under Chapter 55 of the General Statutes of North Carolina.

                                            ARTICLE IV

         The corporation shall have authority to issue 100,000 shares with a par value of One Dollar ($1.00) per share.

                                   ARTICLE V

         The minimum amount of consideration to be received by the corporation for its shares before it shall commence business is One Hundred Dollars ($100.00) in cash or property of equivalent value.

                                   ARTICLE VI

         The shareholders of the corporation shall have no pre-emptive right to acquire additional or treasury shares of the corporation.

                                   ARTICLE VII

         The address of the initial registered office of the corporation in the State of North Carolina is 1001 West Fourth Street, Winston-Salem, Forsyth County, North Carolina, 27101 and the name of its initial registered agent at such address is Richard E. Glaze, Jr.

                                  ARTICLE VIII

         The number of directors constituting the initial board of directors shall be two (2); and, the names and addresses of the persons who are to serve as directors until the first meeting of shareholders or until their successors are elected and qualified are:

                            NAME                       ADDRESS
                            ----                       -------

                  JEFFRY D. FRISBY               417 South Main Street
                                                 Freeport, NY 11510

                  GREGORY S. FRISBY              417 South Main Street
                                                 Freeport, NY 11510

                                   ARTICLE IX

         The name and address of the incorporator are:

                            NAME                        ADDRESS
                            ----                        -------

                RICHARD E. GLAZE, JR.            1001 West Fourth Street
                                                 Winston-Salem, NC 27101

         IN WITNESS WHEREOF, I have hereunto set my hand this the 1st day of November, 1989.

                                          /s/Richard E. Glaze, Jr.
                                          ------------------------------
                                          RICHARD E. GLAZE, JR.,
                                          INCORPORATOR

--------------------------------------------------------------------------------

STATE OF NORTH CAROLINA     )
                            )
COUNTY OF FORSYTH           )

         I, Ellen Mary Nase, a Notary Public, do hereby certify that RICHARD E. GLAZE, JR., personally appeared before me this the 1st day of November, 1989, and acknowledged the execution of the foregoing Articles of Incorporation.

                                          /s/Ellen Mary Nase
                                          ------------------------------
                                          Notary Public

My Commission Expires:

June 29, 1992